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                                                                     EXHIBIT 4.3

                  SUMMARY TRANSLATION FROM THE ORIGINAL HEBREW

                          UNPROTECTED LEASE AGREEMENT
                          ---------------------------

                                 BY AND BETWEEN


               West End Technology Investment Ltd.(the "LESSEE")


                                      And


           I.I.S Intelligent Information Systems Ltd. (the "LESSOR")



WHEREBY the Lessor is the owner and has the right to rent out an office of 170 square meters, on the 11th floor of an office building at 33 Jabotinsky Street, in Ramat-Gan (the PROPERTY, a sketch of which is attached to this Agreement); and

WHEREBY the Property exists in a building that was completed after the year 1968, and there is no protected tenant in the Property, and no key money has been paid for the Property, and no contributions in the building of the Property have been made, or any other payments of a similar nature, and the Lessee is aware that the lease shall not be a protected lease under the Tenant Protection Law; and

WHEREBY the Lessor is interested in renting the Property from the Lessee, and the Lessee is interested in renting the Property to the Lessor, in a unprotected lease, under the terms set out in this agreement;

Therefore the parties have agreed to the following:

1. The preamble and appendixes of this Agreement form an integral part of the Agreement.

2. The Lessee declares that it has examined the Property and has found it satisfactory to its needs.

    The Lessor declares that to the best of its knowledge, there is no hidden defect in the Property.

    In accordance to the Lessor's statement in the preamble and herein, the Lessee hereby renounces any claim of non-conformity, defect or right of cancellation.
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3.  The Lessor hereby rents to the Lessee, and the Lessee rents from him, the
    Property for an undefined period of time, that shall begin on February 1st, 2001. Both parties shall have the right to terminate the Agreement at any time, by written notice of 75 days in advance.

    At the beginning of the lease, both parties shall hold a delivery protocol, where they shall specify the condition of the Property.

4. The Lessee accepts and declares that the laws of the Tenant Protection Law do not protect the Lease covered by this Agreement, and that this law, or any similar ones will not protect him.

5. The Property will be used only for managing the offices and as a development center of the Lessee. The Lessee may not change the purpose of the lease without express written agreement of the Lessor.

6. The Lessee undertakes not to hold any movable property outside the Property, and to conduct his business without causing noise, pungent odors, air pollution or any other nuisance to the Lessor, the neighbors, or any other person in the building or it's vicinity, other than is reasonable in the normal purpose of the lease.

    The Lessee undertakes to run his activities in a careful and responsible manner, and furthermore undertakes to comply with all the laws, regulations, by-laws and rules that apply to the property and it's use, and not endanger it in any way. The Lessee will use all precautions to keep from any damage to himself, the Lessor, the building, the property and to any other person or property.

7. The Lessee undertakes not to assign this Agreement, or any right granted by it, to any other party, and not to allow any other party to use the property, whether for consideration, or not. The Lessor may sell the property, or parts of it, without the Lessee's agreement, as long as the Lessee's rights are unaffected.

8. The Lessee is responsible for the condition of the Property, and will repair any damage, except any caused by reasonable wear and tear. The Lessor will pay for all repairs due as a result or normal day to day use, or that occur as a result of defects in the structure, or any other damage not the result of the Lessee's use.

9. The Lessee undertakes not to make any changes, additions or construction in the structure without the Lessors's permission, in writing, in advance. At the end of the lease, the Lessee will dismantle all additions/changes at his own expense, and will return the Property to it's original condition, unless agreed otherwise between the party's.

10. The Lessee is responsible for all damages occurring as a result of the Lessee's use of the property, and he will reimburse the Lessor for all expenses accrued in repairing these damages. To remove all doubt, the Lessee is not responsible for any damage that has not occurred as a result of his use of the Property.
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11. The rent shall be 17 US$ per square meter, per month. The rent shall be in
    Shekels, and shall be set at the last published rate before the time for payment occurs, plus VAT. The rent shall be payable per month, each month in advance. In addition to the rent, the Lessee shall also pay other additional expenses, such as: municipal taxes, electricity, water, telephone, maintenance of the building and peripherals, and any other running expenses of the Property.

12. The Lessee is responsible for insuring his own property, and any third party that comes into contact with it, his employees and guests, against ant damage that may be caused by them, or to them. The Lessor is responsible for insuring the structure of the Property itself.

13. Representatives of the Lessor will have the right of entry to the Property, at reasonable hours, with advance notice, in order to ensure that the conditions of this agreement are being met, or to carry out whatever actions are needed under this Agreement, or under the law.

14. At the end of the lease, as stated in section 3, the Lessee will vacate the Property, and return it to the Lessor clean and free from all chattels and people, in the condition it was received, except for all reasonable wear and tear, and any damages not the responsibility of the Lessee. For any delay in returning the Property, the Lessee will pay the agreed damages of 2.5 the regular rent, and this without limiting any other or additional rights of the Lessor.

15. It is agreed that the Lessor may use the Property for his continuing needs, as long as he is not interfering with the Lessee's ongoing activities. The Lessee is not to receive any payment for this use.

16. This Agreement is the whole and only agreement between the party's regarding the subject matter, and cancels and other agreement,, either verbal or in writing, that has been made before. Any change in conditions must be a signed agreement.

17. Any concession, extension, discount, not realizing a right, or delaying such action, under this Agreement, will only be authorized if done by a signed document, and even then will only apply to the specific action stated, and will not harm the rights of the party to the Agreement to realize the right if there is a change or extension of the damage to it.

18. Any notification sent from one party to the other by registered mail will be deemed to have been given on the third working day from the date sent. Notifications sent by fax or electronic mail will be deemed to have been received the day after they have been sent. Notifications given physically in person are deemed to have been received the moment given.


This Agreement has been signed on the 30th day of January 2001.


       West End Technology                        IIS Intelligent Information
        Investments Ltd.                                 Systems Ltd.
---------------------------------           -----------------------------------
          The Lessor                                      The Lessee
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     The undersigned hereby represents that the above is a fair and accurate
English translation from the original Hebrew of the lease agreement dated January 30, 2001, entered into between West End Technology Investments Ltd. and I.I.S. Intelligent Information Systems Ltd.

                                  I.I.S. INTELLIGENT INFORMATION
                                  SYSTEMS LIMITED


                                  By: /s/ Robi Hartman
                                     ------------------------------------
                                     Robi Hartman, Chief Executive Officer

Date: June 27, 2001